NEWS RELEASE

Kaman Corporation Bloomfield, CT USA P (860) 243-7100 www.kaman.com

KAMAN ANNOUNCES AUTHORIZATION FROM NEW ZEALAND FOR THE PURCHASE OF
TEN SH-2G(I) SUPER SEASPRITE AIRCRAFT

WELLINGTON, New Zealand (April 19, 2013) – Kaman Corp. (NYSE:KAMN) today announced that the New Zealand Cabinet has authorized the New Zealand Ministry of Defence (MoD) to enter into an approximately $120 million contract with Kaman Aerospace Corporation (Kaman) for the purchase of ten SH-2G(I) Super Seasprite aircraft, spare parts, a full mission flight simulator, and related logistics support.

The MoD and Kaman expect to execute a contract in the next few weeks.  Kaman anticipates the contract will call for the aircraft to be delivered over an approximately three year period with revenue recognition beginning in 2013.

Neal J. Keating, Chairman of the Board, President and Chief Executive Officer said, “We are very pleased to have reached this milestone with the Government of New Zealand. Kaman has had a longstanding relationship with the New Zealand Defence Force based on the success they have experienced flying the Kaman Super Seasprite since 2001. This success lead to their interest in our SH-2G(I), the latest variant of the aircraft and one of the most technologically advanced helicopters in the world today. We expect to transition the aircraft into their fleet over the next three years and to continue to support them for many years to come. This contract represents an important step forward for Kaman and we welcome the opportunity to continue supporting the operational needs of the New Zealand Defence Force.”

The SH-2G(I) Super Seasprite is an advanced integrated maritime weapon system.  The SH-2G Super Seasprite is a proven day/night/all-weather multi-mission helicopter. Originally designed to meet the exacting requirements of the U.S. Navy, the SH-2G Super Seasprite has the highest power-to-weight ratio of any maritime helicopter, assuring a safe return-to-ship capability even in single-engine flight conditions. Its robust design, outstanding stability, and excellent reliability have been proven through more than 1.5 million flight hours. The SH-2G is a fully integrated, multi-mission maritime weapon system designed to fulfill anti-submarine warfare (ASW), anti-surface warfare (ASuW), over the horizon targeting, surveillance, troop transport, vertical replenishment, search and rescue, and utility missions.  It is the largest, most powerful small ship helicopter in use today and is recognized for its mission effectiveness, support, and unmatched performance.  In addition to the Royal New Zealand Navy, the SH-2G Super Seasprite is operated by the Egyptian Air Force and the Polish Navy.

About Kaman Corporation

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company's SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  The company is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across North America.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.  More information is available at www.kaman.com.

Cautionary Statement on Risks Associated with Kaman Corporation (“Kaman”) Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The words “believe,” “expect,” “target,” “goal,” “project,” “anticipate,” “predict,” “intend,” “plan,” “estimate,” “may,” “will,” “should,” “could” and similar expressions and their negatives are intended to identify such statements. Forward-looking statements are not guarantees of future performance, anticipated trends or growth in businesses, or other characterizations of future events or circumstances and are to be interpreted only as of the date on which they are made. Neither Kaman nor any other person undertakes any obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statement. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially and adversely from those anticipated in these forward-looking statements for many reasons, including the risks faced by Kaman described in documents filed with the Securities and Exchange Commission (“SEC”) from time to time. Kaman’s SEC filings can be accessed through the Investor Relations section of our website, http://www.kaman.com, or through the SEC’s EDGAR Database at http://www.sec.gov (Kaman has EDGAR CIK No. 0000054381).

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Contact:
Eric Remington
VP, Investor Relations
(860) 243-6334
eric.remington@kaman.com